Exhibit (n)(4)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
OFS Capital Corporation
Chicago, Illinois

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of OFS Capital Corporation (the “Company”) as of December 31, 2017 and 2016 and for the three years in the period ended December 31, 2017 included in the Preliminary Prospectus Supplement constituting a part of this Registration Statement (Form N-2), and have expressed an unqualified opinion herein dated March 12, 2018.

The senior securities table included in the Preliminary Prospectus Supplement constituting a part of this Registration Statement (Form N-2), under the caption “Senior Securities” (the “Senior Securities Table”) has been subjected to audit procedures performed in conjunction with the audit of the Company’s consolidated financial statements. The Senior Securities Table is the responsibility of the Company’s management. Our audit procedures included determining whether the Senior Securities Table reconciles to the consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Senior Securities Table. In forming our opinion on the Senior Securities Table, we evaluated whether the Senior Securities Table, including its form and content, is presented in conformity with Item 4.3 and the instructions to Item 4.3 of Form N-2. In our opinion, the Senior Securities Table is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

/s/ BDO USA, LLP

Chicago, Illinois
March 12, 2018